Exhibit 21.1

SUBSIDIARIES OF NEW SLIDER HOLDCO, INC.

(All subsidiaries are wholly-owned, directly or indirectly)

Slider Merger Sub 1, Inc. (Delaware corporation)
Slider Merger Sub 2, Inc. (Delaware corporation)
Slider Merger Sub 3, LLC (Delaware limited liability company)